     As filed with the Securities and Exchange Commission on July 20, 2001.
                                                           Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                               ----------------

                     CORNERSTONE REALTY INCOME TRUST, INC.
               (Exact name of registrant as specified in charter)

          Commonwealth of Virginia                               54-1589139
        (State or other jurisdiction                          (I.R.S. Employer
      of incorporation or organization)                     Identification No.)

                              306 East Main Street
                            Richmond, Virginia 23219
                                 (804) 643-1761
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Glade M. Knight
                              306 East Main Street
                            Richmond, Virginia 23219
                                 (804) 643-1761
           (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)

                               ----------------

                                   Copies to:
                               Leslie A. Grandis
                                McGuireWoods LLP
                                One James Center
                              901 East Cary Street
                               Richmond, VA 23219

                               ----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               ----------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                        Proposed maximum
 Title of each class of                     offering     Proposed maximum
    securities to be      Amount to be   price per unit     aggregate        Amount of
       registered        registered (1)        (1)        offering price  registration fee
------------------------------------------------------------------------------------------
Common Shares, no par
 value.................   10,000,000         $10.82        $108,200,000      $27,050.00
------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                               ----------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended, as the average of the high and low prices reported on the New York Stock Exchange on July 17, 2001

Prospectus

                     CORNERSTONE REALTY INCOME TRUST, INC.

                 Dividend Reinvestment and Share Purchase Plan

   We are amending our Dividend Reinvestment and Share Purchase Plan, which applies to our common shares. Our common shares may be referred to as "Shares" and our Dividend Reinvestment and Share Purchase Plan will be called the "Plan". Anyone who joins or participates in the Plan will be considered a "Participant". This prospectus supersedes our prospectus dated April 9, 1999 regarding the Plan.

   The Plan is now open to our existing shareholders, our employees, the residents of our apartment communities and to anyone who wants to purchase our Shares, which trade under the symbol "TCR" on the New York Stock Exchange. Participation in the Plan is voluntary.

   The Plan offers a convenient way to invest in Cornerstone by purchasing Shares, free of brokerage fees, commissions or service charges. You can purchase Shares by check or money order, or by scheduling automatic payments, subject to certain investment limits. This type of investment is considered a "direct purchase". You also may use the dividends on your Shares to purchase additional Shares. This process is known as "dividend reinvestment". You will receive account statements that show your investments under the Plan.

   If you are already participating in the Plan, no action is required to continue participating. To join the Plan or make investment elections, you must complete an Authorization Form (attached at the back of this prospectus) and send it to the Plan's administrator, at the address shown on the Authorization Form. If you own Shares that are registered and held in the name of someone else, such as a brokerage or securities firm, those Shares can become subject to the Plan in one of two ways. The registered holder must join the Plan on your behalf, or re-register those Shares in your name.

   You may withdraw from the Plan at any time by making that election on a new Authorization Form and returning it to the Plan's administrator. You may also sell Shares through the Plan by contacting the administrator. A sales commission will apply for this service.

   The Plan is set forth and explained in question-and-answer format below. We encourage you to read this prospectus carefully and to keep it for future reference.

   The Plan is not being offered in any state or country where such an offer is not permitted. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this Prospectus is July 20, 2001

                               PLAN SERVICE FEES

Enrollment of New Investors.............................................. no fee
Dividend Reinvestment.................................................... no fee
Purchase of Shares....................................................... no fee
Gift or Transfer of Shares............................................... no fee
Withdrawal from the Plan................................................. no fee
Routine Account Statements............................................... no fee
Duplicate Account Statements............................................. no fee
Sales of Shares Through the Plan......................................... pg. 12

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.......................................................   1
DESCRIPTION OF CORNERSTONE..................................................   2
THE PLAN....................................................................   3
  Purpose...................................................................   3
  Advantages, Risk Factors and Possible Disadvantages.......................   3
  Eligibility...............................................................   4
  Administration............................................................   5
  Participation.............................................................   5
  Direct Purchase...........................................................   7
  Dividend Reinvestment.....................................................   8
  Costs.....................................................................   9
  Source and Pricing of Shares..............................................   9
  Sales and Transfers of Shares.............................................  10
  Account Statements and Shareholder Matters................................  11
  Certificates for Shares...................................................  12
  Withdrawal from the Plan..................................................  13
  Tax Information...........................................................  13
  General Matters...........................................................  14
USE OF PROCEEDS.............................................................  15
DESCRIPTION OF COMMON SHARES................................................  15
PLAN OF DISTRIBUTION........................................................  16
INDEMNIFICATION OF DIRECTORS AND OFFICERS...................................  16
EXPERTS.....................................................................  17
GOVERNING LAW...............................................................  17
LEGAL MATTERS...............................................................  17

  FORMS (3)................................................   Authorization Form
                                                            Bank Withdrawal Form
                                                             Waiver Request Form

                             AVAILABLE INFORMATION

   We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available on our website at "http://www.cornerstonereit.com" and on the SEC's website at "http://www.sec.gov". Our filings are also available at the SEC's public reference rooms in Washington D.C., Chicago and New York City. You may call the SEC at 800-SEC-0330 to learn more about its public reference rooms.

   Information that we have previously filed with the SEC can be "incorporated by reference" into this prospectus. The process of incorporation by reference allows us to disclose important information to you without duplicating that information in this prospectus. The information we incorporate by reference is considered a part of this prospectus. The information in this prospectus, including any information that we incorporate by reference, will be updated and superseded automatically by our filings with the SEC after the date of this prospectus. We are incorporating by reference the documents listed below:

   Annual Reports on Form 10-K:
                             For the years ended

                             December 31, 1998
                             December 31, 1999
                             December 31, 2000

   Quarterly Reports on Form 10-Q:
                             For the quarters ended

                             March 31, 1999   March 31, 2000
                             June 30, 1999    June 30, 2000
                             September 30, 1999
                                              September 30, 2000

                             March 31, 2001

   Current Reports on Form 8-K:
                             Filed on

                             April 5, 1999    January 18, 2000
                             April 9, 1999    February 28, 2000
                             August 6, 1999   March 14, 2000
                             August 12, 1999  March 27, 2000
                             October 13, 1999 May 24, 2000
                             November 3, 1999 July 20, 2000
                                              December 27, 2000
                             April 9, 2001
                             April 13, 2001
                             April 19, 2001
                             April 26, 2001
                             July 9, 2001
                             July 19, 2001

   We are also incorporating by reference the description of the Common Shares, as set forth in our Registration Statement on Form 8-A, dated April 8, 1997, and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Shares subject to the Plan.

   You may request, at no charge, copies of any documents incorporated by reference into this prospectus (excluding those exhibits to such documents that are not specifically incorporated by reference into such documents). You may contact us as indicated below:

                     Mail:     Cornerstone Realty Income Trust, Inc.
                               Attention: Investor Relations
                               306 East Main Street
                               Richmond, VA 23219

                     Telephone:804-643-1761 / 800-582-8805

                     Website:  http://www.cornerstonereit.com
                               (select "Contact Us" option)

   You should rely only on the information that is provided in, or is incorporated by reference into, this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not offering to sell the Shares, and are not soliciting any purchase of them, in any jurisdiction where such actions would not be permitted. The effective date of the information in this prospectus, or in any prospectus supplement, is or will be shown on the cover. You should not assume that such information is accurate as of any other date.

                            OVERVIEW OF CORNERSTONE

   We are a Virginia corporation with headquarters in Richmond, Virginia. We have elected to be treated for federal income tax purposes as a real estate investment trust (commonly known as a "REIT"). As of July 9, 2001, we owned and operated (directly or indirectly) a total of 73 residential apartment communities, consisting of 18,452 units. Our properties are located in Virginia, North Carolina, South Carolina, Georgia and Texas. Our Shares currently trade under the symbol "TCR" on the New York Stock Exchange.

                                    THE PLAN

   The Plan is set forth in its entirety below. You should keep this prospectus for future reference, and read it carefully before participating in the Plan.

Purpose

 1. What Is the Purpose of the Plan?

   The purpose of the Plan is to provide you with a convenient and inexpensive way to invest in Cornerstone, either by making a direct purchase of Shares or by reinvesting dividends on your Shares. All purchases of Shares under the Plan are free of brokerage fees, commissions and service charges. When you participate in the Plan, you will own additional Shares and we will receive additional funding for a variety of corporate purposes. The additional funding will enable us to:

  . acquire residential apartment communities

  . enhance our properties

  . satisfy our financing obligations and other expenses

  . increase our working capital

  . fund various corporate operations

Advantages, Risk Factors and Possible Disadvantages

 2. What Are the Advantages of the Plan?

   Advantages of the Plan include the following:

   No Brokerage Fees or      You will not pay any brokerage fees, commissions
   Commissions               or service charges when you purchase Shares under
                             the Plan

   Automatic Purchase and    In addition to purchasing Shares by check or
   Reinvestment              money order, you can purchase Shares
                             automatically through

                             . Scheduled bank withdrawals

                             . Cornerstone employee salary deduction

                             . Full or partial dividend reinvestment

   Account Statements        You will receive account statements that show
                             your investments under the Plan and help simplify your record-keeping

 3. What Are the Risk Factors and Possible Disadvantages of the Plan?

   You also should consider the risk factors and possible disadvantages of the Plan. First, the price of the Shares may fluctuate between the date of your investment election and the date when Shares are purchased for your account. Such fluctuations may change the number of Shares you receive. When you make a direct purchase of Shares, your payment will be held without interest until the purchase occurs.

   Second, your investment elections, and any changes or cancellations, must be received by the administrator within certain time limits. If these time limits are not met, a significant delay may occur before your investment elections can be implemented. Please see the answer to question 13 for further details.

   Third, dividends on your Shares will represent income to you for federal income tax purposes, whether those dividends are reinvested or not. If you receive your dividends in cash, the cash payment will enable you to pay the taxes owed on those dividends. By reinvesting dividends, however, you will reduce the cash that is available for such tax payments. Furthermore, participating in the Plan will increase the number of your Shares and the total amount of your dividends. Thus, participating in the Plan will increase the income you must report for federal income tax purposes. Please see the answer to question 44 and your tax advisor for further details.

Eligibility

 4. Who Is Eligible to Participate in the Plan?

   Except as described below, the Plan is generally open to all of our current shareholders and employees, to all residents of our apartment communities and to anyone who wants to invest in the Shares. Participants can be individuals, trusts, retirement plans, corporations or other entities.

 5. Who is Not Eligible to Participate in the Plan?

   The Plan is not intended for those individuals or investors who are not purchasing Shares for investment purposes or whose actions may distort, destabilize or manipulate the price or trading volume of the Shares. In addition, we cannot allow any actions that would terminate, or would create a risk of terminating, our status as a REIT for federal income tax purposes. Due to the variety of improper actions, we must reserve the right to modify, suspend or terminate participation in the Plan by anyone for any reason, if we determine, in our sole judgment, that doing so would be in the best interests of Cornerstone, the Plan, the Participants or our shareholders.

   The Plan may be unavailable to the residents of certain jurisdictions. If you reside in a jurisdiction where the Shares offered under the Plan, or the persons involved in the offering, are not registered under applicable securities laws or do not qualify for an exemption from registration, you will not be eligible to participate in the Plan.

 6. How Does the Plan Apply to Shares That Are Held By a Brokerage Firm?

   Shareholders may ask a brokerage or securities firm to hold the Shares in "street name." In that situation, the shareholder would remain the beneficial owner of the Shares, and the brokerage or securities firm would be considered the registered holder.

   Those Shares can become subject to the Plan in one of two ways. The registered holder must join the Plan on your behalf, or must re-register those Shares in your name. You should ask the registered holder about any fees that it may charge for these services. We reserve the right to deny participation in the Plan to any registered holder who insists on terms or conditions that, in our sole judgment, would cause us to incur an excessive cost or burden or would be inconsistent with the purposes of the Plan.

   If the registered holder joins the Plan on your behalf, the registered holder must comply with the Plan in all respects. As a result, you generally would have no direct involvement with the Plan or the administrator, and would need to communicate with the registered holder instead.

   To simplify this description of the Plan, most of the remaining answers will be written from your perspective, as a Participant in your own name. Please keep in mind, however, that references below to "you" and "your" may also refer to any registered holder acting on your behalf.

 7. Can a Participant Have More Than One Account Under the Plan?

   It is possible to become the beneficial owner of more than one account under the Plan. This could occur, for example, if you become a Participant in your own name and also arrange for a brokerage or securities firm to join the Plan on your behalf.

Administration

 8. Who Administers the Plan?

   The administrator of the Plan is First Union National Bank. The administrator also serves as our corporate transfer agent, registrar, dividend disbursing agent, and distribution agent. As distribution agent, First Union National Bank will deliver all prospectuses for the Plan and will serve as our broker-dealer or our state securities agent, as necessary. The address and telephone number of the Plan administrator and the distribution agent are as follows:

                           First Union National Bank
                       Corporate Trust Operations--NC1153
                                  Building 3C3
                        1525 West W.T. Harris Boulevard
                            Charlotte, NC 28288-1153
                            Telephone: 800-829-8432

   If you want an additional copy of this prospectus at any time, please contact First Union National Bank Corporate Trust Operations at 1-800-829-8432. We reserve the right to change the administrator or distribution agent for the Plan at any time, with or without notice to Participants.

 9. What Are the Responsibilities of the Administrator?

   The administrator is responsible for each of the following actions under the
Plan:

  . establishing and maintaining your personal account

  . processing your investment elections

  . collecting your payments, including automatic bank withdrawals

  . purchasing Shares for your account

  . reinvesting dividends on your Shares

  . sending you account statements and investment forms (such as Authorization Forms)

  . sending you year-end tax statements on Form 1099

  . at your request, selling Shares in your account

  . answering your general questions about the administration of the Plan

   The administrator may perform its services under the Plan by engaging other companies as its nominees or agents.

Participation

 10. How Does an Investor Participate in the Plan?

   Participation in the Plan is voluntary. If you are already participating in the Plan, you will remain a Participant and the Plan (as currently amended) will apply to you without any action on your part. To join the Plan, you must complete an Authorization Form and return it to the administrator. A copy of the Authorization Form is included at the back of this prospectus and will be included along with each account statement you receive from the administrator. You may withdraw from the Plan at any time, as explained in the answer to question 41.

 11. What Investment Elections Are Available Under the Plan?

   As discussed in further detail below, you can purchase Shares without any fees or commissions in two separate ways:

  Direct Purchase            You may purchase Shares by check or money order,
                             or by automatic withdrawal from your bank account.

                             Our employees may purchase Shares through automatic salary deduction.

                             Direct purchases are subject to a minimum payment of $50, and a maximum payment of $5,000, per month (unless you receive a waiver of the maximum amount, as discussed below in the answer to question 18).

  Dividend Reinvestment      You may purchase additional Shares by
                             automatically reinvesting the dividends that are paid on the Shares you already own.

                             You may reinvest the dividends on all of your current Shares and all future Shares you may receive.

                             You may also limit dividend reinvestment to some of your current Shares and all additional Shares received from reinvestment.

                             Dividend reinvestment is not subject to any special minimum or maximum amount. You may elect dividend reinvestment for all, some or none of your Shares under the Plan.

 12. When Do Investment Elections Take Effect?

   All investment elections under the Plan take effect on periodic "Investment Dates." The Investment Dates generally occur as follows:

  Direct Purchase
                             Available on the 20th day of each month*

  Dividend Reinvestment      Available quarterly on the 20th day of January,
                             April, July and October*

  * If the indicated date falls on a weekend or holiday, the Investment Date will occur on the next trading day for the Shares (which currently trade on the New York Stock Exchange).

 13. When Must Investment Elections, and any Changes or Cancellations, Be Received?

   Your investment elections, and any changes or cancellations, must be processed by the administrator, which requires a certain amount of time. Therefore, your instructions to the administrator are subject to the following time limits:

  Direct Purchase            The administrator must receive your instructions
                             at least 3 business days before the next monthly
                             Investment Date if you want your instructions to take effect on that date.

  Dividend Reinvestment      The administrator must receive your instructions
                             before the dividend "record date" for the next quarterly Investment Date if you want your instructions to take effect on that Investment
                             Date. Record dates usually occur 30 calendar days before the quarterly Investment Dates.

   Late instructions will not take effect on the next Investment Date. Instead, late instructions will be implemented on a future Investment Date, which will be the earliest possible Investment Date that is appropriate for the type of investment you are making. Any payment you have included with a late instruction will be held by the administrator for no more than 35 days, without interest, until it can be used to purchase Shares on a future Investment Date.

   We reserve the right to waive the time limits described above on a case-by-case basis, in our sole discretion. Requests for waivers must be in writing and generally will be denied in the absence of extraordinary circumstances.

 14. How Does a Participant Change or Cancel Investment Elections Under the
 Plan?

   To change or cancel your investment elections under the Plan, you must complete an Authorization Form with your new elections and return the Authorization Form to the administrator. Prior elections for automatic actions, such as bank withdrawal or dividend reinvestment, will remain in effect unless they are specifically changed or canceled on your new Authorization Form. Your new elections will take effect in accordance with the rules that apply to all investment elections.

Direct Purchase

 15. How Are Direct Purchases of Shares Made?

   You can make a direct purchase of Shares by indicating your method of payment on an Authorization Form and sending that Form to the administrator, along with any necessary attachments (such as your check or money order). A copy of the Authorization Form is attached at the back of this prospectus and will be included along with each account statement you receive from the administrator. The payment elections are as follows:

  Check or Money Order       Payment should be made to: First Union National
                             Bank.

                             Please allow sufficient time for your check to clear your bank to avoid any delay in processing your purchase election.

  Automatic Bank             Withdrawals from your bank account will be made
  Withdrawal                 monthly in the amount you specify, on or about
                             the 10th day of each month. If you make this election, you must also complete a Bank
                             Withdrawal Form (attached at the back of this prospectus) and return it to the administrator, along with a void check for your bank account.

  Automatic Salary           Automatic salary deductions may be authorized by
  Deduction                  our employees. Deductions will be made monthly in
                             the amount you specify, on or about the 10th day of each month. These deductions will be made from the net pay that remains after all taxes and related amounts have been withheld.

   Payments must be denominated in United States dollars. Please do not send cash. Checks drawn on foreign banks may be subject to collection fees, which must be collected before the checks can be accepted by the administrator as payment. When you make a direct purchase, your payment will be held without interest until the purchase occurs.

 16. How Long Will Automatic Payment Elections Remain in Effect?

   An automatic payment election, which may involve either bank withdrawal or salary deduction, will remain in effect until you change or cancel it. You do not need to repeat the same election to maintain it. This feature allows you to make automatic investments in the Shares, without having to write additional checks or complete new Authorization Forms.

 17. How Does a Participant Cancel an Automatic Payment Election?

   If you have elected to make direct purchases based on automatic withdrawal from your bank account or automatic deduction from your salary, you may cancel your election by choosing that option on a new Authorization Form, and returning the Form to the administrator. Your cancellation will take effect in accordance with the time limits described in the answer to question 13.

 18. Do Any Investment Limits Apply to a Direct Purchase of Shares?

   When you make a direct purchase of Shares, your payment must satisfy the following limits on each Investment Date:

      Minimum Direct Purchase........................................... $   50
      Maximum Direct Purchase........................................... $5,000

   If you are the beneficial owner of more than one account under the Plan, these limits will apply separately to each account. If your payment exceeds the Maximum Direct Purchase, the administrator will hold the excess portion of your payment, without interest, for no more than 35 days for investment on a future Investment Date.

 19. Will Cornerstone Waive the Maximum Direct Purchase Limit in Certain Cases?

   We reserve the right to waive the Maximum Direct Purchase and to accept payments above that limit, in our sole discretion. Any waiver granted by us will be limited to the occasion on which it occurred and will not be construed as a waiver on any future occasion.

   To request a waiver, you must complete a Waiver Request Form (attached at the back of this Prospectus) and send it directly to us. We will notify both you and the administrator of our decision.

   We may decline the portion of your payment above the Maximum Direct Purchase either in whole or in part. If payment has been included with your Waiver Request Form, the administrator will promptly return the declined portion to you, without interest. Our decision to decline payment in excess of the Maximum Direct Purchase will depend on any "Threshold Price" that we may establish from time to time, as discussed below in the answer to question 27.

Dividend Reinvestment

 20. What Are the Dividend Reinvestment Options?

   You may reinvest the dividends on your Shares by selecting one of the available options on the Authorization Form and sending that Form to the administrator. Your options are explained below:

  Full Dividend              If you elect full dividend reinvestment, the
  Reinvestment               dividends on all of your current and future
                             Shares under the Plan (including any fractional
                             Shares) will be reinvested for the purchase of additional Shares.

  Partial Dividend           If you elect partial dividend reinvestment, you
  Reinvestment               must specify a whole number of Shares to start
                             the dividend reinvestment process. Dividends on that number of Shares will be reinvested, on the next available Investment Date, for the purchase of additional Shares. Afterward, while your election remains in effect, dividends will be reinvested on that same number of Shares, and on all additional Shares you have received from your election.

  Cancel Dividend            You may cancel dividend reinvestment at any time.
  Reinvestment               Once the cancellation takes effect, you will
                             receive dividend payments by check.

   If your election regarding dividend reinvestment is unclear (for example, if you fail to provide required information, or make more than one election on the same Authorization Form), we will assume that you do not want any reinvestment of dividends.

   Dividend reinvestment is not subject to any special minimum or maximum amount. You may elect dividend reinvestment for all, some or none of your Shares under the Plan.

 21. How Long Does An Election for Dividend Reinvestment Remain in Effect?

   Once you make an election for dividend reinvestment, your election will remain in effect until you change or cancel it. You do not need to repeat the same election to maintain it. This feature allows you to make automatic investments in the Shares on each Investment Date, without having to complete new Authorization Forms.

Costs

 22. Do Fees or Commissions Apply When Shares Are Purchased Under the Plan?

   You will not pay any brokerage fees, commissions or service charges when you purchase Shares under the Plan, regardless of whether you do so by direct purchase or dividend reinvestment.

 23. What Actions Will Result in Fees or Commissions Under the Plan?

   If you instruct the administrator to sell your Shares, the administrator will require the services of a broker-dealer and you will be charged a sales commission. Please see the answer to question 31 for further details.

Source and Pricing of Shares

 24. What Is the Source of the Shares Purchased Under the Plan?

   We will issue all Shares purchased under the Plan. We currently are authorized to issue 100 million Shares. As of July 2, 2001, a total of 47,410,398 Shares were issued and outstanding. We will not attempt to satisfy purchases made under the Plan by repurchasing our Shares in the open market.

   All Shares under the Plan will be adjusted to reflect any stock split, stock dividend or stock rights transaction that occurs with respect to the Shares.

 25. When Purchases Occur Under the Plan, How Is the Number of Shares
 Determined?

   When you purchase Shares under the Plan, either by direct purchase or dividend reinvestment, the number of Shares you receive is computed as follows:

                   Your Payments + Your Reinvested Dividends
                       ---------------------------------
                                Price Per Share

   A fractional number of Shares, rounded to 3 decimal places, will be issued to the extent necessary.

 26. How Are Share Prices Determined?

   A simple formula is used to determine the price for each Share purchased under the Plan on a particular Investment Date. The price is determined by comparing the "Prior Day Average" and the "Prior 10-Day Average," and then taking the higher amount.

   The Prior Day Average is the average of the high and low selling prices for the Shares on the last trading day before the applicable Investment Date. In general, the Prior 10-Day Average is the average of the selling prices at closing (not the daily highs or lows) on the last 10 trading days before the applicable Investment Date. However, the Prior 10-Day Average is subject to a cap that equals 105% of the Prior Day Average.

   The selling prices for the Shares currently appear in a number of publications. The Prior Day Average and the Prior 10-Day Average will be based on The Wall Street Journal report of "New York Stock Exchange Composite Transactions," which lists the daily prices for the Shares under the abbreviation "CrnrstnRlty" and the ticker symbol "TCR".

   We expect that the Shares will continue to trade on the New York Stock Exchange. If the Shares, at some point in the future, cease to be traded on the New York Stock Exchange, the selling prices reported by the applicable exchange will be used to compute the Prior Day Average and the Prior 10-Day Average. If the Shares are traded on a national quotation system, each daily price for both the Prior Day Average and the Prior 10-Day Average will be replaced by the daily mean of the representative closing "bid" and "asked" prices.

 27. Is the General Pricing Formula Subject to Other Changes?

   We reserve the right to establish a "Threshold Price" from time to time for direct purchases of Shares that exceed the Maximum Direct Purchase. Such purchases will not be permitted unless we grant a waiver of the Maximum Direct Purchase, as discussed above in the answer to question 19. If we establish a Threshold Price, we will base it on our review of current market conditions and other relevant factors. To confirm the existence or amount of a Threshold Price, please contact the administrator.

   A Threshold Price would affect the calculations made under the general pricing formula discussed above. Specifically, in calculating the Prior Day Average and the Prior 10-Day Average, a daily selling price would be excluded from the calculation if it is less than the Threshold Price.

   To the extent that a Threshold Price affects the Prior 10-Day Average, we would decline a portion of your payment above the Maximum Direct Purchase in proportion to the number of days excluded from the calculation. The example below may help explain this process:

     Example. Suppose you want to purchase Shares by making a direct payment of $12,000 in one month, and that you request a waiver to do so. This amount is $7,000 more than the Maximum Direct Purchase. Next, assume that we grant the request in your particular case, and that we have a Threshold Price which causes 3 of the 10 daily selling prices to be excluded from the Prior 10-Day Average. In this hypothetical situation, we would decline 30% (or 3/10) of the $7,000 excess portion, or $2,100. As a result, we would accept payment from you in the total amount of $9,900.

   Even if we establish a Threshold Price, it will not affect dividend reinvestments or direct purchases that satisfy the Maximum Direct Purchase. Those investments will continue to be based on the general pricing formula, as discussed above.

 28. Who Determines the Share Prices and Amounts?

   We deliver pricing information for the Shares, including any Threshold Price, to the administrator. Price determinations are binding as long as they are made in good faith. The administrator computes the number of Shares that you purchase under the Plan, and credits those Shares to your account.

Sales and Transfers of Shares

 29. How Does A Participant Sell Shares Through the Plan?

   You may sell some or all of your Shares through the Plan by delivering written selling instructions to the administrator. There is no minimum quantity requirement for such sales.

 30. How Are the Date of Sale and the Sales Price Determined?

   When you sell Shares through the Plan, the administrator will arrange for the sale as soon as reasonably possible at prevailing market conditions. Typically, sales are made on the 1st and 15th day of each month. You cannot specify either the date of sale or the sales price. Please note that market conditions, and the sales price for your Shares, could change between the date of your written selling instructions and the date of sale.

   The Shares you are selling may be combined with the Shares of other sellers, and then sold as a group on a particular date. To compute your gross sale proceeds, the total number of Shares you sold will be multiplied by the average sales price for all Shares in the group.

 31. Does a Sales Commission Apply When Shares Are Sold Through the Plan?

   To comply with your selling instructions, the administrator will use the services of a registered broker-dealer, which may be an affiliate of the administrator. As a result, you will be charged a sales commission when you sell your Shares through the Plan. If your Shares are sold as part of a group, the sales commission for the group will be allocated on a pro rata basis to you and the other sellers.

 32. How Are Selling Instructions Related to Automatic Purchase or
 Reinvestment?

   Your selling instructions will not stop an automatic action from occurring on the upcoming Investment Date unless your selling instructions are received by the administrator within the time limits described in the answer to question
13. If you are selling all of your Shares, and your selling instructions are received by the administrator before the applicable time limit, your instructions will be treated as a complete cancellation of your investment elections and as a notice of your withdrawal from the Plan.

   A partial sale of Shares will affect dividend reinvestment in one of two ways. First, any prior election of full dividend reinvestment will continue to apply to all of your remaining Shares and future Shares. Second, any prior election of partial dividend reinvestment will be given effect to the extent possible.

 33. How Can Shares Be Transferred Under the Plan?

   You can transfer some or all of your Shares under the Plan by delivering a written transfer instruction to the administrator. The transfer instruction must be signed by you and by the recipient of the Shares. The recipient will then become a separate Participant, and will be eligible to make separate investment elections under the Plan.

   If you own Shares outside of the Plan, you are not permitted to transfer those Shares to your Plan account.

 34. Does a Sale or Transfer of Shares Have Any Effect on Remaining Shares?

   Selling or transferring Shares through the Plan will have no effect on any other Shares that you keep in the Plan.

Account Statements and Shareholder Matters

 35. Do Participants Receive Account Statements Under the Plan?

   The administrator will send you an account statement following any activity in your account under the Plan. If a brokerage or securities firm has joined the Plan on your behalf, you may receive an account statement from that firm rather than an account statement from the administrator. You should contact the brokerage or securities firm about its policies in this regard.

   You should keep all of your account statements for your tax records. Each account statement will show, among other things, the following information:

  . total number of Shares in your account before and after the Investment
    Date

  . pricing information for all Shares purchased

  . amount of any payments and number of Shares purchased directly

  . amount of dividends reinvested and number of Shares purchased as a result

  . number of Shares sold and related selling price and commission

  . a list of any current automatic elections, including Shares subject to reinvestment

 36. Do Participants Receive General Shareholder Information?

   If you have purchased any Shares under the Plan, you will be one of our shareholders and you will receive the same information that is delivered to all of our shareholders. As a result, you will receive our quarterly and annual reports, proxy statements for voting on various corporate matters, and other information about shareholder meetings.

   In addition, our Bylaws require us to send you an annual description of all material information regarding distributions to shareholders and the effect of reinvesting distributions, including the tax consequences.

 37. Where Will Account Statements and Other Information Be Sent?

   Account statements and other information will be sent to the mailing address you indicate on your Authorization Form. If a brokerage or securities firm has joined the Plan on your behalf, that firm will be responsible for forwarding any proxy materials and shareholder communications to you, in accordance with its policies.

 38. How Are Shares Under the Plan Voted on Shareholder Matters?

   When a matter is submitted for shareholder approval, we will send you a proxy card. You may use the proxy card to vote on the matter, based on all of your Shares under the Plan (including any fractional Shares). If you do not return a signed proxy card, your Shares will not be voted. If your proxy card is signed and returned, but does not indicate your voting preference, your Shares will be voted in accordance with the recommendations of our management.

Certificates for Shares

 39. Do Participants Receive Certificates for Shares Purchased Under the Plan?

   Certificates will not be issued automatically for the Shares you purchase under the Plan. Instead, the number of Shares you own will be recorded by the administrator in "book entry" form. We have adopted this approach for three practical reasons. First, the number of your Shares could increase on each Investment Date, so any certificates would quickly be out of date. Second, this approach protects against any loss, theft or destruction of tangible certificates. Third, this approach reduces the total cost of the Plan, which in turn allows us to offer other services through Plan without charge.

 40. Are Certificates Available by Request?

   You may obtain a certificate for your Shares by delivering a written request to the administrator. We do not recommend this practice for the reasons explained above. Please note that one request for a certificate does not mean that you will receive additional certificates as you continue to purchase Shares under the Plan. You must specifically request each certificate you want.

   Furthermore, the administrator will not issue a certificate that describes a fractional Share. Therefore, if your total number of Shares includes a fractional portion and you request a certificate, your request will be treated as an instruction to sell that fractional portion. The sale will occur as described above. You will then receive a certificate for the remaining whole number of your Shares.

Withdrawal from the Plan

 41. How Does a Participant Withdraw from the Plan?

   You may withdraw from the Plan by making that election on a new Authorization Form, and returning that Form to the administrator. Your withdrawal will be treated as a cancellation of all prior investment elections. You do not need to sell any of your Shares to withdraw from the Plan, although you may withdraw automatically by selling all of your Shares or transferring them to another account. Your withdrawal will take effect in accordance with the time limits described in the answer to question 13. If a direct purchase is canceled by your withdrawal, the administrator will promptly return your payment in full, without interest.

 42. How Are Shares and Dividends Affected by Withdrawal from the Plan?

   Withdrawal from the Plan will not change the number of your Shares, unless you caused an automatic withdrawal by selling all of your Shares. If you continue to hold Shares after you withdraw from the Plan, dividends that are paid on future dividend payment dates will be sent to you by check.

 43. Is it Possible to Rejoin the Plan after Withdrawing?

   As long as you remain eligible to participate in the Plan, you may rejoin the Plan at any time, without charge. If you own Shares outside of the Plan, you are not permitted to transfer those Shares to your Plan account.

Tax Information

 44. What Are the Tax Consequences of Participating in the Plan?

   The tax consequences of participating in the Plan will vary, depending on the tax classification of the Participant. For example, the tax laws that apply to individuals are significantly different from those that apply to retirement plans or business entities. The discussion below will focus on the federal income tax consequences to individuals.

   We are a REIT for federal income tax purposes. In general, distributions with respect to your Shares are treated as follows: (i) first, as dividends to the extent that we have earnings and profits; (ii) second, as a return of shareholder capital to the extent of your tax basis as a shareholder; and (iii) third, as gain from the sale or exchange of your Shares.

   All dividends that are paid on your Shares will represent income to you for federal income tax purposes, even if those dividends are reinvested and used to purchase additional Shares. If you receive your dividends in cash, the cash payment will enable you to pay the taxes owed on those dividends. By reinvesting dividends, however, you will reduce the cash that is available for such tax payments. Furthermore, participating in the Plan will increase the number of your Shares and the total amount of your dividends. Thus, your participation in the Plan will increase the income you must report for federal income tax purposes.

   When you purchase Shares under the Plan, you will have an initial tax basis in the Shares equal to the purchase price for those Shares. If you sell some or all of your Shares through the Plan, the difference between the sales price and your tax basis will be treated as a capital gain (or loss). Your tax basis will be increased by the amount of any sales commissions you are required to pay, which will decrease your capital gain (or increase your capital loss). Capital gain or loss will be classified as short-term or long-term depending on the length of time you held the Shares that were sold. The holding period for Shares purchased under the Plan generally will begin on the day following the date of purchase.

   The Plan does not depend on a tax ruling from the Internal Revenue Service. We have not requested, and do not expect to request, any such tax ruling.

   Federal income tax laws are complex and subject to change. The tax information in this prospectus is general in nature. It does not address all potentially relevant tax matters, does not constitute tax advice and may not apply to your tax situation. We encourage you to consult a personal tax advisor for further information.

 45. Do Participants Receive Any Tax Statements or Forms?

   After the end of each calendar year, the administrator will send you an IRS Form 1099-DIV with respect to any dividends that were paid on your Shares during such year. The administrator also will send you an IRS Form 1099-B with respect to any sales of your Shares through the Plan. The information on these forms must be reported to the Internal Revenue Service.

 46. Are Any Taxes Withheld Under the Plan?

   If you are subject to backup withholding for federal income tax purposes, the administrator must withhold certain amounts from dividends on your Shares and from any proceeds that may exist upon a sale of your Shares. In general, backup withholding applies to you if (i) you fail to provide your taxpayer identification number for your account under the Plan, (ii) the Internal Revenue Service notifies us that you provided an incorrect taxpayer ID, (iii) the IRS notifies us to start backup withholding, or (iv) you fail to certify, in connection with your account under the Plan, that you are not subject to backup withholding.

   Any backup withholding would reduce your dividends, the number of Shares you would receive from dividend reinvestment, any net proceeds from selling your Shares. Depending on your particular tax situation, any amounts withheld for backup withholding may constitute a credit on your federal income tax return.

General Matters

 47. How Long Will the Plan Continue to Exist?

   While we hope to continue the Plan indefinitely, we reserve the right to suspend or terminate the Plan at any time and for any reason. We also reserve the right to make modifications to the Plan, in our sole discretion, at any time. We will notify you of any suspension, termination or modification. Upon any termination of the Plan, you will receive certificates for whole Shares held in your account and a check for the cash value of any fractional share held in your account.

 48. Can the Rules of the Plan Be Waived in Certain Cases?

   We reserve the right to waive or modify particular rules of the Plan at any time, as we deem necessary or appropriate. We have no obligation to waive or modify any aspect of the Plan. Any waiver will be limited to the occasion on which it occurs, and will not be construed as a waiver on any other occasion.

 49. Does the Plan Limit the Duties or Liabilities of Cornerstone or the Administrator?

   The duties, obligations and responsibilities of Cornerstone and the administrator, and the agents and nominees of each, are limited to those that are set forth expressly in the Plan, or are required by law. To the maximum extent permitted by law, Cornerstone and the administrator (and the agents and nominees of each) shall have no liability for any acts that they take, or do not take, in good faith in connection with the Plan.

 50. Does the Plan Alter the Investment Risks or Benefits Associated with the Shares?

   The Plan does not alter the investment risks or benefits associated with the Shares. In this regard, an investment in the Shares under the Plan is no different than any other investment in the Shares. The value of the Shares may fluctuate over time. You will bear any risk of loss, realize any potential for gain, and report any taxable income with respect to the Shares.

                                USE OF PROCEEDS

   We expect to use the proceeds from our sales of Shares under the Plan to acquire residential apartment communities, enhance our properties, satisfy our financing obligations and other expenses, increase our working capital and fund various corporate operations. The amount of such proceeds will depend on factors beyond our control, including market conditions and the level of participation in the Plan. Therefore, we have no basis for estimating either the number of Shares that may be sold under the Plan or the proceeds from such sales.

                         DESCRIPTION OF COMMON SHARES

   Authorized Amount. We are authorized by our Articles of Incorporation to issue 100,000,000 Shares.

   Par Value. The Shares have no par value.

   Issued and Outstanding Shares. A total of 47,410,398 Shares were issued and outstanding as of July 2, 2001. This number represents approximately 47.4% of the authorized number of Shares.

   Trading. The Shares trade under the symbol "TCR" on the New York Stock Exchange.

   Dividend Rights. Holders of the Shares are entitled to receive dividends on the Shares to the extent, if any, that such dividends are declared by our Board of Directors.

   Voting Rights. Each Share is entitled to one vote on all matters submitted to a vote of Shareholders, including the election of directors. Currently, the Board of Directors is divided into three classes, as nearly equal in size as possible. The terms of the directors are staggered so that, each year, the terms of all directors in one class will expire. We do not permit cumulative voting (a process that typically increases the number of votes a shareholder may cast in an election of directors so that the shareholder may allocate votes unequally among the different candidates).

   Liquidation Rights. If we dissolve, liquidate or wind up our affairs, our shareholders are entitled to receive, in proportion to their Shares, the remainder of our assets and funds, after the payment of, or provision for, our creditors and after the provision for any preferred shares that have superior liquidation rights.

   Preemptive Rights. Holders of the Shares have no preemptive right to purchase or subscribe for any shares of our capital stock.

   Repurchase of Shares and Restrictions on Transfer. To maintain our status as a REIT for federal income tax purposes, our Bylaws prohibit any person from having direct or indirect ownership of more than 9.8% of all outstanding Shares. Shares owned by a person in excess of this amount are referred to as "Excess Shares". For this purpose, the term "ownership" is defined in accordance with certain ownership rules of the Internal Revenue Code. Under these rules, the determination of ownership is not limited to nominal or registered ownership, and a person may be deemed to own additional Shares based on other criteria. Accordingly, a person who has direct registered ownership of less than 9.8% of the Shares may be deemed to own Excess Shares.

   Holders of Excess Shares are not entitled to voting rights, dividends or distributions with respect to the Excess Shares. If any dividends or other distributions are paid on Shares that, without our knowledge, were exchanged for Excess Shares, such dividends or distributions must be repaid to us on demand.

   Our Bylaws also provide that the Excess Shares of any person may be redeemed by us at the discretion of our Board of Directors. In general, the redemption price will equal the lower of the following two amounts: (i) the price paid by such person for the Excess Shares; or (ii) their fair market value. If we do not receive notice of the price paid, our Board of Directors shall determine a price for purposes of the sentence above, in its sole discretion, subject to a minimum amount that equals the lowest market price for the Shares during the preceding year. The fair market value referred to in part (ii) above shall be the fair market value of the Shares as determined in good faith by our Board of Directors or, if the Shares are listed on a national securities exchange, the closing price on the last trading day prior to our redemption. If the Shares are quoted on the NASDAQ National Market System, the "closing price" shall be replaced by the average of closing bid and asked prices for the Shares.

   To redeem Excess Shares, the Board of Directors must give a notice of redemption to the holder of the Excess Shares not less than one week prior to the date fixed by the Board of Directors for redemption. The holder may sell the Excess Shares before the date fixed for redemption. If such a sale does not occur, the redemption price for the Excess Shares shall be paid on the redemption date fixed by the Board of Directors and shall be stated in the notice.

   Under our Bylaws, any purchase of Shares that would terminate our status as a REIT for federal income tax purposes is void to the fullest extent permitted by law. Our Board of Directors is authorized to refuse to transfer Shares to a person if, upon completion of the transfer, that person would own Excess Shares.

   The ownership limitations described above may preclude changes in control with respect to us, and may prevent some or all of our shareholders from receiving a premium for selling a large block or control block of Shares.

   Transfer Agent and Registrar. The transfer agent and registrar for the Shares is First Union National Bank in Charlotte, North Carolina.

                              PLAN OF DISTRIBUTION

   We plan to distribute all Shares issued under the Plan without using an underwriter, broker or dealer. We reserve the right, however, to engage brokers, dealers or agents, in our sole discretion. In any case, you will not pay any brokerage fees, commissions or service charges to purchase Shares under the Plan, regardless of whether you do so by direct purchase or dividend reinvestment. You may also withdraw from the Plan at no cost. If you instruct the administrator to sell your Shares, the administrator will require the services of a broker-dealer and you will be charged a sales commission.

   The Shares may not be available under the Plan in all jurisdictions. We are not offering to sell, and are not soliciting any offer to buy, any Shares or other securities in any jurisdiction in which it is unlawful to do so.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Virginia law and our Articles of Incorporation provide that our directors and officers shall have no liability to us or our shareholders, unless such officers or directors have engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities laws. Generally, claimants must look solely to our property for satisfaction of claims arising in connection with our affairs.

   Our Articles of Incorporation provide that we shall indemnify any present or former director or officer against any expense or liability in any action brought against such person if the directors (excluding the indemnified party) determine in good faith that the director or officer was acting in good faith within what he reasonably believed to be the scope of his authority and for a purpose which he reasonably believed to be in the best interests of us or our shareholders, and that the liability was not the result of misconduct, bad faith, negligence, reckless disregard of duties or violation of the criminal law. Indemnification is not allowed for any liability imposed by judgment, and associated costs, including attorneys' fees, arising from or out of a violation of federal or state securities laws associated with the public offering of the Shares unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnified party; or (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnified party; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnified party.

   To the extent that directors or officers (or other persons who control us) may be indemnified under the provisions described above for liabilities arising under the Securities Act of 1933, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in such Act, and is therefore unenforceable.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                 GOVERNING LAW

   The laws of the Commonwealth of Virginia (excluding its rules on choice of law) shall govern the Plan, its terms and conditions, and all matters that may arise directly or indirectly in connection with the Plan.

                                 LEGAL MATTERS

   The legality of the Shares being offered under the Plan has been passed upon by our counsel, McGuireWoods LLP in Richmond, Virginia. Our legal counsel also acts as counsel to Glade M. Knight, our Chief Executive Officer, and to certain of his affiliates. One of our directors, Leslie A. Grandis, Esquire, is a partner with McGuireWoods LLP.

                               AUTHORIZATION FORM
                     CORNERSTONE REALTY INCOME TRUST, INC.
                 DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

 SEND TO ADMINISTRATOR:      First Union National Bank
                             Corporate Trust Operations--NC1153
                             Building 3C3
                             1525 West W.T. Harris Boulevard
                             Charlotte, NC 28288-1153

 I hereby authorize and instruct the administrator (named above) to implement my elections to purchase Common Shares ("Shares") of Cornerstone Realty Income Trust, Inc. ("Cornerstone") under its Dividend Reinvestment and Share Purchase Plan. I understand that participation in the Plan is voluntary and that:

 . Elections under the Plan will take effect on "Investment Dates"(as defined in the Plan)

 . Payments (if any) will be held, without interest, until the next appropriate Investment Date

 . The Plan and all of its rules will apply to the account holders (and any representatives) named below

 ------------------------------------------------------------------------------

 DIRECT PURCHASE OPTION (minimum $50, maximum $5,000, per month):

 [_]Check / Money Order Attached:    $___ (Payable to First Union National Bank)

 [_]Automatic Bank Withdrawal (monthly):
                                     $___ (Attach Bank Withdrawal Form)

 [_]Automatic Salary Deduction (monthly):
                                     $___ (Cornerstone Employees Only)

 [_]Cancel Automatic Purchase (if previously elected)

 ------------------------------------------------------------------------------

 DIVIDEND REINVESTMENT OPTION (automatic quarterly purchase of Shares in lieu of cash dividends):

 [_]Full Dividend Reinvestment. Reinvest Dividends on all current and future
    Shares

 [_]Partial Dividend Reinvestment. Reinvest Dividends on [_] Shares (whole number) (As new Shares are received from this election, all dividends on them will be reinvested as well)

 [_]Cancel Dividend Reinvestment (if previously elected)

 ------------------------------------------------------------------------------

 SALE OPTION:Please sell [_] Shares (sales commission may apply)

 ------------------------------------------------------------------------------

 WITHDRAWAL OPTION:To withdraw completely from the Plan, please check this box: [_]
                          (Shares will not be sold unless sale option above is completed)

 ------------------------------------------------------------------------------

 PLEASE PRINT OR TYPE:     [_____] Full Name of Account Holder   [_] SSN or Tax
                                     (First MI Last)                   ID

    (Indicate Type Of
        Account)
                           [_____] Full Name of Joint Holder     [_] SSN or Tax
 [_] individual  [_] joint           (First MI Last)                   ID
 [_] corporation [_] partnership

                           ____________________________________________________
 [_] LLC  [_] trust        State Address        City        State  Zip  Country
 [_] IRA  [_] benefit plan
 [_] other (specify:__________________________________________)

 Signatures: _______________________ ____________ ________________________ ____________
             (for holder)               (date)       (for joint holder)       (date)

 Title/Authority (if signing as a representative): ____________________________

                              BANK WITHDRAWAL FORM
                     CORNERSTONE REALTY INCOME TRUST, INC.
                 DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

 SEND TO ADMINISTRATOR:      First Union National Bank
                             Corporate Trust Operations--NC1153
                             Building 3C3
                             1525 West W.T. Harris Boulevard
                             Charlotte, NC 28288-1153

 I hereby authorize and instruct the administrator (named above) to purchase Common Shares ("Shares") of Cornerstone Realty Income Trust, Inc. ("Cornerstone") under its Dividend Reinvestment and Share Purchase Plan by making automatic withdrawals from the account specified below (my "Account").

 The amount and frequency of such withdrawals are shown on my Authorization Form for the Plan.

 I acknowledge and agree that the bank or financial institution named below will have no liability for honoring any request made by the administrator in accordance with the Plan for a withdrawal of funds from my Account.

 Name of Bank:______________________________________________________

 Address of Bank:___________________________________________________
                         City                  State

 Account Number:____________________________________________________

 Bank ABA Number:___________________________________________________
                         (enter 9-digit number, also called a
                         routing number, usually shown in lower
                         left corner of check, before account
                         number)


 PLEASE PRINT OR TYPE:        [______________________________________]
                                Full Name of Account Holder (First MI   [______________]
                                                Last)                     SSN or Tax ID

 Name / ID must match
 existing Authorization       [______________________________________]
 Form. Signature required        Full Name of Joint Holder (First MI    [______________]
 for each holder.                               Last)                     SSN or Tax ID

 Signatures: _______________________ ____________ ________________________ ____________
            (for holder)                (date)       (for joint holder)       (date)

 Title/Authority (if signing as a representative): ____________________________


                  ATTACH VOID CHECK HERE

            (For Bank Account Specified Above)

                              WAIVER REQUEST FORM
                     CORNERSTONE REALTY INCOME TRUST, INC.
                 DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

 SEND TO ADMINISTRATOR:      First Union National Bank
                             Corporate Trust Operations--NC1153
                             Building 3C3
                             1525 West W.T. Harris Boulevard
                             Charlotte, NC 28288-1153

 WAIVER. I hereby request that Cornerstone Realty Income Trust, Inc. ("Cornerstone") waive the maximum amount that can be invested under its Dividend Reinvestment and Share Purchase Plan on a single Investment Date (as defined therein).

 AMOUNT. I hereby request permission to purchase the following amount of common shares of Cornerstone under the Plan on the next available Investment
 Date:

                             $___ (must exceed $5,000)

 REPRESENTATIONS. I hereby represent, warrant and agree as follows:

 . Cornerstone, in its sole discretion, may accept or reject this waiver request. Any waiver granted by Cornerstone will be limited to this occasion and will not be construed as a waiver on any future occasion.

 . I am making this purchase for investment purposes only, with no view toward distribution or resale. By investing the amount shown above, I am not attempting (a) to distort, destabilize or manipulate the price or trading volume of the Shares; or (b) to adversely affect Cornerstone or its shareholders in any way. I do not believe, and do not have any reason to believe, that my investment of such amount, if permitted, would result in any such distortion, destabilization, manipulation or adverse affect.

 PLEASE PRINT OR TYPE:        [______________________________________]
                               Full Name of Account Holder (First MI    [_______________]
                                               Last)                      SSN or Tax ID

 Name / ID must match
 existing Authorization       [______________________________________]
 Form. Signature required        Full Name of Joint Holder (First MI    [______________]
 for each holder.                               Last)                     SSN or Tax ID

 Signatures: _______________________ ____________ ________________________ ____________
             (for holder)               (date)       (for joint holder)       (date)

 Title/Authority (if signing as a representative): ____________________________

                   II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following are estimates of the expenses to be incurred in connection with the issuance and distribution of the securities to be registered:

   SEC registration fees............................................ $27,050.00
   Printing and engraving fees...................................... $30,000.00
   Legal fees and expenses.......................................... $20,000.00
   Accounting fees and expenses..................................... $10,000.00
   Miscellaneous.................................................... $10,000.00
                                                                     ----------
   TOTAL............................................................ $97,050.00

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   The registrant has obtained, and pays the cost of, directors' and officers' liability insurance coverage. Directors' and officers' insurance insures (i) the directors and officers of the registrant from any claim arising out of an alleged wrongful act by the directors and officers of the registrant in their respective capacities as directors and officers of the registrant, and (ii) the registrant to the extent that the registrant has indemnified the directors and officers for such loss. The Virginia Stock Corporation Act (the "Virginia Act") permits, and the registrant's Articles of Incorporation require, indemnification of the registrant's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933. Under Section 13.1-697 of the Virginia Act, a Virginia corporation generally is authorized to indemnify its directors in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The registrant's Articles of Incorporation require indemnification of officers and directors with respect to any action if the directors (other than the indemnified party) determine in good faith that the indemnified party's course of conduct was undertaken in good faith within what the indemnified party reasonably believed to be the scope of his authority and for a purpose he reasonably believed to be in the best interests of the registrant or its Shareholders, except in the case of misconduct, bad faith, negligence, reckless disregard of duties or violation of the criminal law. In addition, the registrant may carry insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act of 1933. The registrant's Articles of Incorporation, as permitted by the Virginia Act, eliminate the damages that may be assessed against a director or officer of the registrant in a Shareholder or derivative proceeding. This limit on liability will not apply in the event of willful misconduct or a knowing violation of the criminal law or of federal or state securities laws.

ITEM 16. EXHIBITS

 3.1  Amended and Restated Articles of Incorporation of Cornerstone Realty
      Income Trust, Inc., as amended. (Incorporated herein by reference to Exhibit 3.1 included in Cornerstone's Report on Form 8-K dated; File No.
      1-12875)

 3.2  Articles of Amendment to the Amended and Restated Articles of
      Incorporation of Cornerstone Realty Income Trust, Inc. (Incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K dated July 23,
      1999; SEC File No. 1-12875)

 3.3  Bylaws of Cornerstone Realty Income Trust, Inc. (Amended Through May 25,
      2000). (Incorporated by reference to the Exhibit of the same number to Form S-4 Registration Statement, SEC File No. 1-12875, filed on February
      21, 2001 by Cornerstone Realty Income Trust, Inc.).

      Opinion of McGuireWoods LLP as to the legality of the securities being
 5    registered (filed herewith)

 23.1 Consent of McGuireWoods LLP (included in Exhibit 5)

 23.2 Consent of Ernst & Young LLP (filed herewith)

 24.1 Power of Attorney of Glade M. Knight (filed herewith)

 24.2 Power of Attorney of Stanley J. Olander, Jr. (filed herewith)

 24.3 Power of Attorney of Martin Zuckerbrod (filed herewith)

 24.4 Power of Attorney of Harry S. Taubenfeld (filed herewith)

 24.5 Power of Attorney of Leslie A. Grandis (filed herewith)

 24.6 Power of Attorney of Penelope W. Kyle (filed herewith)

ITEM 17. UNDERTAKINGS

   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
    Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
  Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on July 20, 2001.

                                          Cornerstone Realty Income Trust,
                                          Inc.

                                              /s/ Stanley J. Olander, Jr.
                                          By: _________________________________
                                                  Stanley J. Olander, Jr.,
                                                  Chief Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

              /s/ *                    Director and Chief            July 20, 2001
______________________________________  Executive Officer
           Glade M. Knight

              /s/ *                    Director and Chief            July 20, 2001
______________________________________  Financial Officer and
       Stanley J. Olander, Jr.          Secretary

              /s/ *                    Director                      July 20, 2001
______________________________________
          Martin Zuckerbrod

              /s/ *                    Director                      July 20, 2001
______________________________________
         Harry S. Taubenfeld

              /s/ *                    Director                      July 20, 2001
______________________________________
          Leslie A. Grandis

                                       Director                      July 20, 2001
______________________________________
        Glenn W. Bunting, Jr.

              /s/ *                    Director                      July 20, 2001
______________________________________
           Penelope W. Kyle

   /s/ Stanley J. Olander, Jr.
*By: _________________________________
        Stanley J. Olander, Jr.
        Attorney-in-Fact for
        the above-named persons

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